Exhibit 10.4
Employment Agreement
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into April 1, 2019 and made effective as of April 15, 2019 (the “Effective Date”), by and between Cavco Industries, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Daniel Urness (“Executive”) (the Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”), all with reference to the following:
WHEREAS, the Company desires to employ Executive, and Executive is willing and able to accept such employment, upon the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.Defined Terms. Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A.
2.Term. Executive shall be employed by the Company for a term commencing on the Effective Date and terminating on the date on which Executive’s employment ends (the “Term”). The date on which Executive’s employment ends shall be referred to herein as the “Termination Date.”
3.Position and Duties.
(a)Position. During the Term, Executive shall serve as the Company’s Executive Vice President, Chief Financial Officer, and Treasurer (the “CFO”). Executive shall report directly to the Company’s Chief Executive Officer (“CEO”). In such capacity, Executive shall have the duties, functions, responsibilities, and authority customarily appertaining to that position and shall have such other duties, functions, responsibilities, and authority consistent with such position as are from time to time delegated to him by the CEO.
(b)Duties. Executive shall have supervision, control over, and responsibility for the day-to-day financial and accounting affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the CEO, provided that such duties are consistent with Executive’s position or other positions that he may hold from time to time. Executive shall devote his full-time and exclusive attention and efforts to the performance of all assigned duties for the Company and shall not be engaged in any other significant activity, whether for gain, profit or other financial or economic advantage, or otherwise; provided, however, that it shall not be a violation of this Agreement for Executive to manage personal business interests and investments and engage in general charitable and civic activities (including service as a director or trustee of a non-profit organization), so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement.
(c)Principal Place of Employment. Executive’s principal place of employment during the Term shall be in the Phoenix metropolitan area. The parties acknowledge that Executive may be required to travel in connection with the performance of his duties hereunder.
(d)Corporate Policies. During the Term, Executive shall be subject to all of the Company’s corporate governance, ethics, and executive compensation and other policies as in effect from time to time.
(e)Compensation, Benefits, and Other Items Applicable to Executive. During the Term, Executive shall be entitled to the compensation and benefits described in Sections 4 and 5 of this Agreement.
4.Compensation.
(a)Base Salary. During the Term, Executive shall receive an annual base salary (the “Base Salary”) as set forth in Exhibit B.

(b)Annual Incentive Bonus. During the Term, Executive shall be entitled to annual incentive compensation (the “Bonus”), payable in cash, as described in Exhibit B. Except as otherwise provided in this Agreement, to receive the Bonus, the Executive must remain employed as of the end of the Fiscal Year to which the Bonus relates as well as through the date on which the Bonus is actually paid.
(c)Annual Equity Awards. For each year during the Term, Executive shall be eligible to receive additional awards under the Stock Plan (or any successor thereto), subject to the achievement of certain performance goals established by the Compensation Committee pursuant to the Stock Plan (each, an “Annual Award”), as described in Exhibit B.
5.Employee and Fringe Benefits; Expense Reimbursements.
(a)Employee Benefits. During the Term, Executive and his eligible dependents (if any) shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than the basis on which such benefits and perquisites are provided by the Company from time to time to other senior executive employees.
(b)Vacation and Paid Time Off. Executive shall be entitled to twenty (20) days’ paid vacation each year and shall accrue paid time off in accordance with the Company’s then-current policy for other executive-level employees. The rules relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or for other reasons, shall be the same as those provided to the Company’s other senior executive employees.
(c)Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company for Executive or as otherwise provided for in the Company’s approved travel budget) in performing services hereunder. Any reimbursement that Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (iii) not be subject to liquidation or exchange for another benefit.
(d)Acceptance Incentives. As a material inducement to Executive’s acceptance of employment with the Company under this Agreement and in partial consideration for the covenants set forth in Sections 7 through 9 below, Executive shall receive or be entitled to receive the following acceptance incentives:

(i)
Legal Expenses. Company will reimburse Executive up to $10,000 (ten thousand dollars) toward Executive’s expenses in obtaining legal counsel to assist Executive with the review and negotiation of this Agreement.

(ii)
Acting CEO Remuneration Adjustment. In recognition of Executive’s service as the Company’s Acting CEO during the period beginning November 8, 2018 and ending April 14, 2019 (the “Acting CEO Period”), Company agrees to provide Executive with the additional compensatory amounts:

(1)
Base Salary Adjustment. Company will pay Executive $149,342.47 in a single lump sum within five (5) days of the Effective Date, reflecting the pay differential between the base salary Executive received during the Acting CEO Period and an amount determined to fairly compensate Executive for his service to the Company during the Acting CEO Period.

(2)
Cash Bonus Adjustment. Company will pay Executive a cash bonus of $259,726.03, in a single lump and will be paid to Executive at the same time other executives receive their bonuses for Fiscal Year 2019, reflecting a discretionary bonus to fairly compensate Executive for his service to the Company during the Acting CEO Period.

(3)
Additional Stock Options. On the Effective Date, Executive will be granted an award of time-based stock options, which may be granted either as non-qualified stock options or as incentive stock options. This stock option grant will be $432,876 (four hundred thirty two thousand eight hundred seventy seven dollars), which will: (A) be evidenced by a separate stock option agreement, (B) provide for 33% vesting on the first anniversary of the grant date, 66% vesting on the second anniversary of the grant date, and 100% vesting on the third anniversary of grant date, and (C) reflect a number of shares calculated using the Black-Scholes model based on the Company Stock closing price on the day immediately preceding grant date, rounded up to the nearest fifty (50) shares. Except as otherwise provided herein or under the terms of the applicable stock option agreement, the unvested portion of the stock option grant shall be forfeited if Executive terminates employment under this Agreement prior to the third anniversary of the stock option’s grant date.

(4)
Restorative Grant of Previously Forfeited Stock Options. In 2018, Executive forfeited a stock option grant(s) totaling 5,500 (five thousand five hundred) shares of Company Stock when he stepped down as the Company’s CFO. On the Effective Date, the Company will issue a new grant of stock options to Executive covering 5,500 (five thousand five hundred) shares of Company Stock. This stock option grant will: (A) be evidenced by a separate stock option agreement and (B) provide for 33% vesting on the first anniversary of the grant date, 66% vesting on the second anniversary of the grant date, and 100% vesting on the third anniversary of grant date, and (C) reflect an exercise price not less than the fair market value of Company Stock on the grant date.

(e)CFO Bonus for Fiscal Year 2019. Per the November 8, 2018 Employment Arrangement Letter (“Letter Agreement”), Executive is to receive a bonus while he served as the Company’s CFO between April 1, 2018, and August 31, 2018 (“CFO Bonus”). The CFO Bonus will be based on the pre-existing metrics issued by the Company for the Fiscal Year 2019 and will be paid to Executive at the same time other executives receive their bonuses for Fiscal Year 2019.
6.Termination of Employment. Except for the provisions intended to survive for other periods of time as specified in Section 16(m) below, this Agreement and Executive’s employment shall terminate (i) at any time upon mutual written agreement of the Parties; (ii) by the Company, immediately and without prior notice, for Cause as provided in Section 6(a); (iii) by Executive for Good Reason as provided in Section 6(b); (iv) immediately upon Executive’s Death or Disability as provided in Section 6(c); or (v) by the Company for any reason not otherwise covered by clauses (i), (ii), or (iii) herein as provided in Section 6(b); or (vi) by Executive for any reason not otherwise covered by clauses (i), (ii), (iii) or (iv) herein with advance written notice as provided in Section 6(a).
(a)Termination for Cause; Voluntary Termination. At any time during the Term, (i) the Company may immediately terminate Executive’s employment for Cause, and (ii) Executive may terminate his employment “voluntarily” (that is, other than by Death, Disability or for Good Reason); provided, that Executive will be required to give the Board at least ninety (90) days’ advance written notice of any such termination; provided, however, that the Board may waive all or any part of the foregoing notice requirement in its sole discretion, in which case Executive’s voluntary termination will be effective upon the date specified by the Board. Upon the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary termination, Executive shall be entitled to receive the Accrued Obligations. All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 6(a) shall be determined in accordance with the plans, policies, and practices of the Company as then in effect; provided, that Executive shall not be entitled to any severance payments or benefits under this Agreement or any other agreement or severance plan, policy, or program of the Company (excluding any group health benefit plans). Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.

(b)Termination for Good Reason by Executive or Without Cause by the Company. At any time, (x) Executive may terminate his employment for Good Reason; and (y) the Company may terminate Executive’s employment hereunder without Cause, in either case pursuant to this Section 6(b). Upon the termination of Executive’s employment pursuant to this Section 6(b), Executive shall receive the Accrued Obligations. In addition, and except as otherwise provided in Section 6(d), if applicable, and subject to Executive’s compliance with the requirements set forth in Sections 7 through 9 of this Agreement and Executive’s execution, delivery, and non-revocation of an effective release of claims against the Company and certain related persons and entities in substantially the form attached hereto as Exhibit C (the “Release”), which Release shall be delivered to Executive within five (5) business days following the Termination Date and which must be executed (and not revoked) by Executive within the time specified in the Release (the “Release Period”), Executive shall be entitled to the following severance benefits:
(i)Cash Severance. A cash severance payment (“Severance Payment”), payable on that day which is sixty (60) days after Executive’s termination of employment, equal to the sum of:

(1)	Executive’s Base Salary in effect at termination of employment for a period of twelve months; plus

(2)
The average Bonuses paid to Executive under Section 4(b) of this Agreement for the three (3) calendar years immediately preceding termination of employment (excludes all incentive compensation paid to Executive prior to the Effective Date and excluding the Cash Bonus Adjustment in Section 5(d)(ii)). If the foregoing three (3) calendar year period includes any year prior to the Effective Date, then for averaging purposes, the “Bonus” to be used for any such calendar year shall be based on Executive’s Bonus target opportunity in effect as of the Effective Date.

(ii)Accelerated Stock Option Vesting. Any stock option grants awarded to Executive that remain outstanding as of the date of termination shall immediately vest as provided below, if not previously vested, and shall remain exercisable for the remainder of the original term but not later than the 7th anniversary of the original date of grant:

(1)	If termination occurs prior to the first anniversary of the Effective Date: 100% of such grants shall be made immediately vested.

(2)
If termination occurs on or after the first anniversary of the Effective Date but prior to that date which is six (6) years after the Effective Date: 50% of any unvested portion of the stock options at the time of termination shall be made immediately vested.

(iii)Prorated Performance Based Share Awards. Executive will receive a pro-rata portion of all of Executive’s then-existing unvested Performance Based Share awards, with vesting to be determined based on actual performance as of the end of the applicable performance period. For each unvested Performance Based Share award, the pro-rata portion of such award shall be (1) the Performance Based Share award that would have been paid at the end of the applicable performance period had Executive not terminated employment (if any) multiplied by (2) a fraction, the numerator of which is the number of days that Executive is employed by the Company during applicable performance period, and the denominator of which is the total number of days in the applicable performance period. Payment will be made at the same time(s) payment would have been paid had Executive not terminated employment.

(iv)If Executive timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the COBRA premium required for Executive and Executive’s dependents (if any) under the Company’s group medical and dental plans for a period of up to twelve (12) months following the Executive’s termination of employment (or until such earlier time as Executive ceases to be eligible for COBRA coverage) (the “COBRA Premium”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premium without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA Premiums for that month, subject to applicable tax withholdings.
(c)Termination Due to Death or Disability. In the event Executive’s employment under this Agreement is terminated on account of Executive’s Death or Disability, then:
(i)All stock option grants awarded to Executive prior to termination that remain outstanding as of the date of termination shall immediately vest, if not previously vested, and shall remain exercisable for the remainder of the original term but not later than the 7th anniversary of the original date of grant:
(ii)All then-existing unvested Performance Based Share Awards granted to Executive prior to termination that remain outstanding as of the date of termination will be prorated and paid in the same manner as provided in Section 6(b)(iii), above.
(d)Termination Due to Change in Control. Notwithstanding Section 6(b) to the Contrary, where Executive’s employment under this Agreement is terminated by the Company without Cause or by the Executive for Good Reason within twelve (12) months after a Change in Control, then Executive shall receive the Accrued Obligations and, additionally, subject to Executive’s compliance with the requirements set forth in Sections 7 through 9 of this Agreement and Executive’s execution, delivery, and non-revocation of an effective release of claims against the Company and certain related persons and entities in substantially the form attached hereto as Exhibit C (the “Release”), which Release shall be delivered to Executive within five (5) business days following the Termination Date and which must be executed (and not revoked) by Executive within the time specified in the Release (the “Release Period”), Executive will be entitled to the following Change in Control severance benefits in lieu of (and not in addition to) the amounts otherwise payable to Executive under Section 6(b):
(i)A cash severance payment, payable on that day which is sixty (60) days after Executive’s termination of employment, equal to the sum of:

(1)	One hundred and fifty percent (150%) of Executive’s Base Salary in effect at termination of employment for a period of (12) months; plus

(2)
One hundred and fifty percent (150%) of the average Bonuses paid to Executive under Section 4(b) of this Agreement for the three (3) calendar years immediately preceding termination of employment (excluding all incentive compensation paid to Executive prior to the Effective Date and excluding the Cash Bonus Adjustment in Section 5(d)(ii)). If the foregoing three (3) calendar year period includes any year prior to the Effective Date, then for averaging purposes, the “Bonus” to be used for any such calendar year shall be based on Executive’s Bonus target opportunity in effect as of the Effective Date.

(ii)Any stock option grants awarded to Executive that remain outstanding as of the date of termination shall immediately vest, if not previously vested, and shall remain exercisable for the remainder of the original term but not later than the 7th anniversary of the original date of grant.

(iii)Executive will be made vested in all of Executive’s then-existing unvested Performance Based Share awards, with vesting to be determined based on “target” levels (i.e., at 100%). Such vested awards shall be settled as provided in the underlying Performance Based Share award agreements.
(iv)If Executive timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the COBRA premium required for Executive and Executive’s dependents (if any) under the Company’s group medical and dental plans for a period of up to twelve (12) months following the Executive’s termination of employment (or until such earlier time as Executive ceases to be eligible for COBRA coverage) (the “COBRA Premium”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premium without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA Premiums for that month, subject to applicable tax withholdings.
(e)Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other party in accordance with this Section 6. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
7.Non-Competition and Non-Solicitation.
(a)Acknowledgements. Executive acknowledges:
(i)Company has provided and shall continue to provide Executive with its goodwill (a legitimate business interest of the Company) and Confidential Information so that Executive can perform his duties. Because Company would suffer irreparable harm if Executive misused its goodwill or disclosed Confidential Information, it is reasonable to protect the Company against misuse and disclosure of such information by Executive.
(ii)Because Executive will have continued access to and receive Confidential Information and will establish, maintain, and increase Company’s goodwill with its customers, employees and others, and because the services provided by Executive for Company are a significant factor in the creation of valuable, special, and unique assets that are expected to provide Company with a competitive advantage, Company would suffer irreparable harm if Executive competed unfairly with Company (as described more fully below). Accordingly, it is reasonable to protect Company against potential unfair competition by Executive.
(iii)The promises in this Section are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, and their effect on Executive and the public. Executive acknowledges and agrees that the Company’s provision of Confidential Information shall serve as adequate and independent consideration for the covenants set forth in this Section 7.
(b)Agreements Not to Compete or Solicit Employees or Customers. As a condition of employment and to protect Company’s Confidential Information and competitive position, Executive promises and agrees that during his employment and during the Restriction Period, Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, directly or indirectly, either for his own benefit or the benefit of any other person or entity:

(i)Engage, invest in, or establish, in any capacity as either as an employee, employer, contractor, consultant, agent, principal, partner, member, stockholder, investor, corporate officer, director, or in any other individual or representative capacity any business that is a Restricted Business (except Executive is allowed to own or acquire 5% or less of the outstanding voting securities of a public company). Executive further promises that during Executive’s employment and the Restriction Period, Executive will not give advice or lend credit, money, or Executive’s reputation to any person or entity engaged in or establishing the Restricted Business.
(ii)Solicit, recruit, induce, entice, encourage, hire, directly recruit, or in any way cause any officer or manager who is or was an employee of Company within the twelve (12) months prior to Executive’s separation of employment, or after, to terminate his employment with Company. This restriction is limited to those employees with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information while employed with the Company.
(iii)Solicit, contact, or communicate with any person or company for the purpose of engaging in a business that is a Restricted Business at the time Executive’s employment ends, who was a customer of the Company during the twelve (12) months preceding Executive’s separation and whom Executive contacted, solicited, serviced, or sold services to as an Executive of the Company (either directly or indirectly as a supervisor) at any time during the twelve (12) months preceding the date of Executive’s separation. Executive also agrees not to induce any customer, supplier, or other person with whom the Company engaged in business, or to the knowledge of Executive planned or proposed to engage in business, during the twelve (12) months preceding the date of Executive’s separation, to terminate any commercial relationship with the Company.
(iv)The effective time period of the restrictions set forth in this Section 7 shall be tolled during any period of time a legal proceeding brought by the Company against Executive to enforce this Agreement is pending or during any period of time in which the Executive is in violation of this Agreement.
8.Non‑Disclosure of Intellectual Property, Trade Secrets, and Confidential Information.
(a)Executive agrees that, unless otherwise required by law, Executive will forever keep secret all Confidential Information of the Company, and Executive will not use it for Executive’s own private benefit, or directly or indirectly for the benefit of others, and Executive will not disclose Confidential Information to any other person, directly or indirectly.
(b)If Executive is legally compelled (by subpoena, interrogatory, request for documents, investigative demand or similar process) to disclose Confidential Information, Executive shall give Company prompt, prior written notice so Company can seek an appropriate remedy or waive compliance. Executive shall furnish only that portion of the Confidential Information required on advice of legal counsel, and shall exercise Executive’s best efforts to obtain an order or assurance that any Confidential Information disclosed will be treated by others in a confidential manner.
(c)The foregoing provisions notwithstanding, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.

9.Non-Disparagement.
(a)Executive agrees that he will not make or cause to be made any oral or written statements that are derogatory, defamatory, or disparaging concerning the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company or its employees. The foregoing shall not prohibit Executive from making any statement in order to pursue legal claims, either directly or indirectly, to a federal, state, or local government official, or make any statement to an attorney or in a complaint or other document filed in a lawsuit or other proceeding. Executive also agrees that he will not make or cause to be made any oral or written statements regarding the Company’s Confidential Information (as defined in Section 8 above) to any third party, including, but not limited to, the general public (for example, via postings or publications on the internet), the media, financial analysts, auditors, institutional investors, consultants, suppliers, vendors, or business associates, or agents and/or representatives of any of the foregoing, unless the statement is (i) expressly authorized by the Company in writing, or (ii) required by law. This provision is a material and substantial term of this Agreement.
(b)Company agrees that it will not make any official public statement that is derogatory, defamatory, or disparaging concerning Executive, and will instruct the members of the Board and its senior executives to refrain from making any derogatory, defamatory, or disparaging public statements concerning Executive.
10.Severability. If any provision, subsection, or sentence of this Agreement shall be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision, subsection, or sentence had not been contained herein.
11.Compliance With Confidentiality, Non-Compete, or Non-Disclosure Obligations. Executive represents and warrants that he is in compliance with any confidentiality, non-compete, or non-disclosures obligations or agreements previously entered into with the Company and that any such obligations or agreements shall remain in effect from and after the Effective Date. In the event of any conflict between any such pre-existing confidentiality, non-compete, or non-disclosures obligations or agreements and the terms of this Agreement, the terms of this Agreement shall control.
12.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any Sections 7, 8, or 9(a) (each a “Covenant” and together the “Covenants”) of the Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of a breach of any of the Covenants, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, in the case of either a breach or a threatened breach of any of the Covenants, seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.
13.Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
14.Conflicts of Interest. Executive agrees that for the duration of this Agreement, he will adhere to the obligations set forth in the Company’s Code of Conduct, which may be amended from time to time.

15.Intellectual Property; Assignment of Inventions.
(a)Assignment and License of Rights. Executive assigns to Company all of Executive’s rights in Intellectual Property that Executive makes or conceives during Executive’s employment, whether as a sole or joint inventor, whether made during or outside working hours, and whether made on Company premises or elsewhere. Executive grants to Company an unlimited, unrestricted, worldwide, royalty-free, fully paid right to access, use, modify, add to, and distribute any Intellectual Property that Executive developed and reduced to a practical form prior to Executive’s employment with Company, its affiliates or subsidiaries, and that Executive includes in any Intellectual Property assigned to Company. Executive understands and acknowledges that “Intellectual Property” means, for purposes of this Agreement, any information of a technical and/or business nature, such as ideas, discoveries, inventions, trade secrets, know‑how, and writings and other works of authorship which relate in any manner to the actual or anticipated business or research and development of Company, its affiliates or subsidiaries.
(b)Assist Documentation. Upon request at any time and at the expense of Company or its nominee and for no additional personal remuneration, Executive agrees to execute and sign any document that Company considers necessary to secure for or maintain for the benefit of Company adequate patent and other property rights in the United States and all foreign countries with respect to any Intellectual Property. Executive also agrees to assist Company as required to obtain and enforce these rights.
(c)Disclosure. Executive agrees to promptly disclose to Company any Intellectual Property when conceived or made by Executive, whether in whole or in part, and to make and maintain adequate and current records of it. If Executive’s employment ends for any reason, Executive agrees to promptly turn over to Company all models, prototypes, drawings, records, documents, and the like in Executive’s possession or under Executive’s control, whether prepared by Executive or others, relating to Intellectual Property, and any other work done for Company. Executive acknowledges that these items are the sole property of Company.
16. Miscellaneous.
(a)Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement, and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery, and performance of this Agreement by Executive does not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which he is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement, or confidentiality agreement with any other person or entity that would interfere with the performance of his duties hereunder; and (iv) Executive shall not use any Confidential Information or trade secrets of any person or party other than the Company in connection with the performance of his duties hereunder, except with valid written consent of such other person or party. Executive has carefully read and considered all provisions of these Agreements and acknowledges that this is an important legal document that sets forth restrictions on Executive’s conduct as a condition of employment with the Company.
(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(c)Successors and Assigns.
(i)This Agreement is personal to Executive and shall not be assignable by Executive but shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(ii)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 16(c)(iii) below, shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).
(iii)The Agreement shall be assigned by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business (including by way of merger or consolidation) and/or assets. The Company shall require such successor to assume and agree to perform the Company’s obligations under this Agreement by operation of law or otherwise.
(d)Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.
If to Executive, to such address as shall most currently appear on the records of the Company.
If to the Company, to:
Cavco Industries, Inc.
1001 North Central Avenue, Suite 800
Phoenix, AZ 85004
Attention: CEO and General Counsel
(e)GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF ARIZONA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ARIZONA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF THE STATE OF ARIZONA (EXCEPT TO THE EXTENT SUPERSEDED BY THE LAWS OF THE UNITED STATES) WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO JURISDICTION IN MARICOPA COUNTY, ARIZONA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
(f)Compliance with Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A.

(i)Notwithstanding anything herein to the contrary, (x) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment that are considered a “deferral of compensation” within the meaning of Section 409A is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the portion of such payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with Section 409A until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date otherwise permitted under Section 409A); and (y) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, mutually agreed upon between the Executive and the Board, that does not cause such an accelerated or additional tax.
(ii)In the event that payments under this Agreement are deferred pursuant to this Section 16(f) in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section 16(f) without any interest thereon.
(iii)Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” or like terms shall mean separation from service.
(iv)Each payment made under this Agreement shall be considered separate payments and not one of a series of payments for purposes of Section 409A.
(v)Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement, or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (B) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(g)Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(h)Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.
(i)Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof, including the Letter Agreement described above. However, Paragraphs 2 and 8 of the Letter Agreement are not superseded by this Agreement.

(j)Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.
(k)Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(l)Cooperation. During the Term and at any time thereafter, Executive agrees to cooperate in a reasonable manner (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company; and (ii) with all government authorities on matters pertaining to any investigation, litigation, or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation. If such cooperation is required after the Termination Date, Executive shall be paid a reasonable hourly rate for any assistance that he provides.
(m)Survival. Sections 6 through 15, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or of Executive’s employment with the Company.
(n)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(o)Recoupment/Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which may be subject to recovery under any law, government regulation, company policy or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, company policy or stock exchange listing requirement solely to the extent required by any such law, government regulation, company policy or stock exchange listing requirement; provided, however, that no company policy will be more restrictive than any law, government regulation or stock exchange listing requirement to which the Company is subject.
(p)Indemnification. The Company shall indemnify and hold Executive harmless to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company.  Executive will be entitled to be covered, both during and while potential liability exists, by any insurance policies the Company may elect to maintain generally for the benefit of officers and directors of the Company against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer or director of the Company, or any subsidiary or affiliate, or a fiduciary of any benefit plan in the same amount and to the same extent as the Company covers its other officers and directors or fiduciaries. These obligations shall survive the termination of Executive’s employment with the Company.

The parties have executed this Agreement as of the date first above written.

Company
Cavco Industries, Inc.
By: /s/ Steven G. Bunger
Name: Steven G. Bunger
Title: Chairman, Board of Directors

Executive
/s/ Daniel Urness
Daniel Urness

EXHIBIT A
DEFINED TERMS
1.“Accrued Obligations” shall mean, at any point in time and except as expressly provided herein, any amounts to which the Executive is entitled to payment but have not yet been paid to Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued at the time of payment): Base Salary, earned but unpaid incentive compensation amounts described in Sections 4(b) and 4(c) above, and any other payments, retention bonuses, entitlements or benefits vested, earned or accrued but unpaid under applicable benefit and compensation plans, programs, and other arrangements with the Company and/or any of its subsidiaries.
2.“Affiliate” of a Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
3.“Board” shall mean the Company’s board of directors.
4.“Cause” shall mean the occurrence of one or more of the following: (i) Executive’s malfeasance, willful, or gross misconduct, or willful dishonesty that materially harms the Company or its stockholders; (ii) Executive’s conviction of a felony that is materially detrimental to the Company or its stockholders; (iii) Executive’s conviction of, or entry of a plea nolo contendere to a felony that materially damages the Company’s financial condition or reputation or to a crime involving fraud; (iv) Executive’s material and willful violation of the Company’s Code of Ethics, including breach of duty of loyalty in connection with the Company’s business; (v) Executive’s willful failure to perform duties under this Agreement, after notice by the Board and an opportunity to cure of at least thirty (30) days; (vi) Executive’s failure to reasonably cooperate with, or Executive’s impedance or interference with, an investigation authorized by the Board after notice by the Board and an opportunity to cure of at least thirty (30) days; (vii) Executive’s failure to follow a legal and proper Board directive, after notice by the Board and a thirty (30) day opportunity to cure; or (viii) Executive’s willful misconduct or gross negligence pursuant to the Sarbanes-Oxley Act, if and to the extent such conduct triggers a material restatement of the Company’s financial results.
5.“Change In Control” means that: (i) the Company merges or consolidates with any other corporation (other than a Subsidiary) and is not the surviving corporation (or survives only as a Subsidiary or operating unit of another corporation), (ii) the Company sells all or substantially all of its assets to any other person or entity (other than a Subsidiary), (iii) the Company is dissolved, or (iv) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of Common Stock having 50% or more of the total number of votes that may be cast for the election of directors of the Company; or as a result of, or in connection with, a contested election for directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of the Company. Notwithstanding any provision of this paragraph, an event, transaction, or corporate action described in this Subsection which would otherwise be deemed a Change in Control, will not be deemed a Change in Control if: it is a management led or supported transaction by persons who were the directors of the Company and persons who were the executive officers of the Company as of six months prior to such event; and if immediately after such event such persons constitute a majority of the directors and constitute a majority of executive officers for, and own in the aggregate at least fifteen percent of the voting securities or interest of, the Company or the surviving or resulting corporation or the parent of the resulting corporation. Notwithstanding anything in this Agreement to the contrary, an event will not be considered a Change in Control unless the event also qualifies as a “change in control event” as defined in Treas. Reg. §1.409A-3(i)(5)(i). In addition, an event will not be considered a Change in Control unless the transaction which will result in the Change in Control closes.
6.“Code” shall mean the Internal Revenue Code of 1986, as amended.
7.“Company Stock” shall mean the common stock of the Company, par value $0.01 per share.
8.“Compensation Committee” shall mean the compensation committee of the Board.

9.“Confidential Information” shall mean any and all confidential, non-public, and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether now existing or developed during Executive’s employment. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding dealers, customers and potential dealers and customers of the Company, including customer or dealer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, Executive is free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by Executive, and Executive is free to discuss the terms and conditions of Executive’s employment with others to the extent permitted by law.
10.“Disability” means Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, Executive will be deemed Disabled if determined to be totally disabled by the Social Security Administration. Termination of employment resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate an Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before his or her termination becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether Executive has incurred a Disability; and (ii) agrees to furnish such medical information as may be reasonably requested.
11.“Fiscal Year” shall mean the twelve (12) month period beginning on or about April 1 and ending on or about March 31.
12.“Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s written consent:

(a)
the Company assigns Executive duties that are materially inconsistent with, or constitute a material reduction of powers or functions associated with, Executive’s position, duties, or responsibilities with the Company as in effect immediately prior to such assignment;

(b)	a material, adverse change in Executive’s titles, authority, or reporting responsibilities as in effect immediately prior to such change;

(c)
except in cases where the Compensation Committee reduces the base salaries for all of the Company’s executive officers on account of what the Compensation Committee, in its sole and complete discretion, determines to be a significant downturn in the Company’s financial performance that necessitates such action, a reduction by the Company of the Executive’s annual Base Salary in excess of fifteen percent (15%) of the Base Salary as in effect immediately prior to such reduction or an aggregate reduction resulting in a Base Salary level that is lower than eighty-five percent (85%) of his initial Base Salary rate set forth in Exhibit B of this Agreement;

(d)	a material breach by the Company of its obligations under this Agreement; or

(e)	a relocation of the Company’s principal place of business to a location that is fifty (50) miles or more from the Company’s current headquarters located in Phoenix, Arizona.
Notwithstanding the foregoing, an event described in this Section shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing within ninety (90) days of either the initial existence of such event or when Executive learns of the initial existence of such event and is not corrected by the Company in a manner which is reasonably satisfactory to such Executive within thirty (30) days of the Company’s receipt of such written notice. If the purported Good Reason condition is not cured within the thirty (30) day period described in the preceding sentence, Executive may submit a written notice of termination to the Chair of the Board specifying a Termination Date that is no more than sixty (60) days following the final day of the Company’s cure period. Executive will be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason if he fails to provide such written notice or fails to terminate his employment within the sixty (60) day period described in the preceding sentence.
13.“Restricted Business” shall mean (i) any business conducted by the Company or its affiliates under common control with the Company during the Term, including but not limited to the construction, financing, or insurance of manufactured housing, and/or (ii) any business competitive with the business conducted by the Company or its affiliates under common control with the Company during the Term.
14.“Restriction Period” shall mean the period of twelve (12) months following the Executive’s separation from the Company for any reason beginning on the Termination Date of this Agreement; provided, however, that if a court of competent jurisdiction determines that such period is too long to be enforceable, the Restriction Period shall mean the nine (9) month period beginning on the Termination Date of this Agreement; provided, however, that if a court of competent jurisdiction determines that such period is too long to be enforceable, the Restriction Period shall mean the six (6) month period beginning on the Termination Date.
15. “Section 409A” shall mean Code section 409A together with regulatory guidance promulgated thereunder, as amended from time to time.

EXHIBIT B
COMPENSATION AND BONUS OPPORTUNITIES

A.
Base Salary. Executive’s annual base salary shall be $425,000 (four hundred twenty-five thousand dollars) payable in regular installments in accordance with the Company’s usual payroll practices. Executive’s Base Salary is subject to annual review and may, in the Compensation Committee’s discretion, be increased or decreased under the Company’s standard compensation policies for executive-level employees; provided, however, that any decrease may constitute “Good Reason” pursuant to its definition under this Agreement. As so adjusted, the term “Base Salary” shall refer to the adjusted amount except for subparagraph (c) of the definition of Good Reason.

B.
Annual Stock Option Award. Each year, Executive will be granted an award of time-based stock options, which may be granted either as non-qualified stock options or as incentive stock options. The annual stock option grant for fiscal year 2020 will be $225,000 (two hundred twenty five thousand dollars). Each annual stock option grant will be evidenced by a separate stock option agreement, and will provide for 33% vesting on the first anniversary of the grant date, 66% vesting on the second anniversary of the grant date, and 100% vesting on the third anniversary of grant date. The number of shares subject to each annual stock option grant will be calculated using the Black-Scholes model based on the Company Stock closing price on the day immediately preceding grant date, rounded up to the nearest fifty (50) shares.

C.
Annual Performance Based Restricted Share Award. Each year, Executive will be granted an award of Performance Based Restricted Shares. The Performance Based Restricted Share grant for fiscal year 2020 will be $225,000 (two hundred twenty five thousand dollars). The number of shares awarded under each Performance Based Restricted Share grant will be calculated by dividing the value of the grant by the Company Stock closing price on the day immediately preceding the grant date, rounded up to the nearest fifty (50) shares. Each Performance Based Restricted Share award will be evidenced by a separate award agreement. The award agreement for each Performance Based Restricted Share grant shall provide for (i) a three (3) year performance period; and (ii) performance-based vesting at a level of 60% for “threshold” performance, 100% for “target” performance, and 150% for “stretch” performance levels (with straight-line interpolation of vesting between performance levels, except below threshold). No grant of Performance Based Restricted Shares will vest if the threshold goal for such grant is not achieved as of the end of the applicable performance period for that grant. Moreover, and except as otherwise provided herein or under the terms of an applicable award agreement, the unvested portion of each Performance Based Restricted Share grant shall be forfeited if Executive terminates employment under this Agreement prior to the third anniversary of the grant date. The maximum number of shares payable under each Performance Based Restricted Share grant will be capped at the stretch performance level. The threshold, target, and stretch goals for each annual Performance Based Restricted Share grant will be set annually by the Compensation Committee, subject to Board approval.

D.
Annual Awards. The annual stock option and Performance-Based Restricted Share awards discussed in paragraphs B and C, above (the “Annual Awards”) shall be made on terms and conditions that are consistent with those on which awards are made to other senior executive officers of the Company, except as the Compensation Committee may otherwise specify in its sole discretion. Except as otherwise provided herein, each Annual Award will be subject to the terms of the Stock Plan (or any successor thereto) and the individual award agreement pursuant to which it is made.

E.
Annual Cash Bonus Opportunity. For each twelve (12) month performance period as specified by the Compensation Committee, Executive shall be entitled to a Bonus based on performance goals set by the Compensation Committee, subject to Board approval (the “Annual Bonus”). The Annual Bonus for achieving “threshold,” “target,” and “stretch” performance levels is 60%, 75%, and 150% respectively (with straight-line interpolation between levels, except below threshold), multiplied by the Executive’s highest Base Salary level during the applicable performance period. No Annual Bonus will be payable if the Executive achieves less than the threshold performance goal. The maximum Annual Bonus will be capped at the stretch performance level for the specific performance goal. The threshold, target, and stretch goals for each annual Performance Based Restricted Share grant will be set annually by the Compensation Committee, subject to Board approval.

F.
Payment. Except as otherwise provided in the Agreement, any Bonus payable under this Exhibit B shall be paid in cash in a single lump sum to Executive at the time(s) determined by the Committee in its reasonable discretion, provided that the Bonus shall be paid in its entirety no later than ninety (90) days after the Company’s Fiscal Year to which the payment relates.

EXHIBIT C
FORM OF RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made and entered into by Daniel Urness (“Employee”) and Cavco Industries, Inc. (the “Company”) on the date set forth below.
WHEREAS, Employee and the Company entered into an Employment Agreement dated ____________ (“Employment Agreement”); and
WHEREAS, pursuant to the terms of the Employment Agreement, Employee agreed to execute and deliver Company a written waiver and general release agreement as a condition precedent to his right to receive certain amounts under the Employment Agreement;
NOW, THEREFORE, in consideration of the promises and payments set forth in the Employment Agreement, Employee agrees as follows:
1.    Meaning of “Released Parties”: The term “Released Parties”, as used throughout this Agreement, includes the Company and all of its past, present, and future shareholders, parents, subsidiaries, and affiliates, joint venturers, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, insurers, legal counsel, and successors and assigns of said entities.
2.    Employee’s Release of Claims: In consideration for the severance payments and benefits provided for in the Employment Agreement and subject to Paragraph 4 of this Agreement, Employee, on behalf of himself, his spouse (if any), representatives, agents, heirs, trusts and assigns, hereby unconditionally and irrevocably releases Released Parties to the maximum extent permitted by law, from any and all claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown that Employee has or may have had prior to the date of Employee’s execution of this Agreement for any action or omission by Released Parties and/or due to any matter whatsoever relating to Employee’s employment or cessation of employment with the Company. Without limiting in any way the foregoing general release, this release specifically includes the following:
a.    All claims and causes of action arising under the following laws, as amended: Section 1981 of the Civil Rights Act of 1866; Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Labor Management Relations Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Genetic Information Nondiscrimination Act of 2008; the Health Insurance Portability and Accountability Act; the Occupational and Safety Health Act; the Equal Pay Act; Executive Orders 11246 and 11141; the Consolidated Omnibus Budget Reconciliation Act of 1986; the Rehabilitation Act of 1973; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Arizona Wage Statute, A.R.S. § 23-350, et seq.; the Arizona Civil Rights Act; the Arizona Employment Protection Act; the Arizona wage statutes; the Arizona Medical Marijuana Law; and the Arizona Constitution; and
b.    All claims and causes of action arising under any other federal, state or local law, regulation or ordinance, including for employment discrimination on any basis, hostile working environment, retaliation, wrongful discharge, retaliatory discharge, constructive discharge, unsafe working conditions, breach of express or implied contract, breach of collective bargaining agreement, breach of implied covenant of good faith and fair dealing, fraud, detrimental reliance, promissory estoppel, defamation, negligence, negligent or intentional misrepresentation, invasion of privacy, defamation, libel, slander, battery, failure to pay wages, bonuses, commissions, attorneys’ fees, interference with economic gain or contractual relations, and intentional and negligent infliction of emotional distress or “outrage”; and
c.    All claims and causes of action by the Employee that Released Parties have acted unlawfully or improperly in any manner whatsoever.

Nothing in this Release shall be interpreted to release any claims to Employee’s post-employment benefits provided under the Employment Agreement, claims which may not be released as matter of law, or claims which arise under the terms of this Agreement or after the Effective Date of this Agreement, or to release Employee’s right, if any, to any vested benefits under any retirement plan or stock subscription agreements. Employee acknowledges that this Agreement constitutes a full settlement, accord, and satisfaction of all claims covered by this Release.
3.    Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990: In addition to the general release in Paragraph 2 of this Agreement, the Employee is waiving and releasing any and all claims against Released Parties under the Age Discrimination and Employment Act (“ADEA”) that arose at any time during the Employee’s employment with the Company, up to and including his last day of employment. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, the Employee acknowledges and agrees that the Employee has been provided a copy of this Agreement, has signed this Agreement voluntarily, and with full knowledge of its consequences. In addition, the Employee hereby acknowledges and agrees as follows:
a.    This Agreement has been written in a manner that is calculated to be understood, and is understood, by the Employee;
b.    The release provisions of this Agreement apply to any rights the Employee may have under the ADEA up to the date of this Agreement;
c.    The release provisions of this Agreement do not apply to any rights or claims the Employee may have under the ADEA that arise after the date he signs this Agreement;
d.    The Employee has been advised that he should consult with an attorney prior to signing this Agreement;
e.    The Employee has been provided a period of twenty-one (21) calendar days (the “Review Period”) from his last day of employment with the Company to consider this Agreement. The Employee may, but is not required to, accept and sign this Agreement before the expiration of the Review Period, but no earlier than his last day of employment with the Company. If the Employee signs this Agreement before the expiration of the Review Period, the Employee agrees that he is knowingly and expressly waiving the time-period;
f.    For a period of seven (7) calendar days following his signing of this Agreement, the Employee may revoke this Agreement by providing written notice of any such revocation to [___________________], on or before the seventh day after the Employee signs the Agreement. This Agreement shall become “effective” on the eighth calendar day after the Employee signs it if it has not been revoked during the seven (7) day revocation period (the “Effective Date”);
g.    Payment of any severance benefits is conditioned on the execution of this Agreement no later than five (5) days after the end of the Review Period and the running of the revocation period described in 3(f) (“Revocation Period”); and
h.    The Employee may not sign this Agreement until after his last day of employment with the Company and the Agreement shall not be effective if the Employee executes the Agreement prior to such date.
4.    Protected Rights: The Employee understands that nothing contained in this Agreement shall be construed to prohibit him from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or any state or federal agency. The Employee understands that he has waived and released any and all claims for money damages and equitable relief that the Employee may recover from Released Parties pursuant to the filing or prosecution of any administrative charge against Released Parties, or any resulting civil proceeding or lawsuit brought on his behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Agreement. The Employee also understands, however, that this Agreement does not limit his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit the Employee’s right to receive an award for information provided to any government agencies.

5.    Pension Plan: This Agreement shall not affect any vested rights the Employee has under an ERISA pension benefit plan(s).
6.    Medicare: The Employee affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. The Employee affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Released Parties under which Released Parties could be liable for medical expenses incurred by the Employee before or after the execution of this agreement. Furthermore, the Employee is aware of no medical expenses which Medicare has paid and for which Released Parties are or could be liable now or in the future. The Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Employee will indemnify, defend, and hold Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and the Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
7.    Attorneys’ Fees and Costs: In any proceeding or action to enforce this Agreement or to recover damages arising out of its breach, the prevailing party shall be awarded its reasonable attorneys’ fees and costs.
8.    Governing Law and Venue: This Agreement will be interpreted and construed in accordance with the laws of the State of Arizona, insofar as federal law does not control, and venue as to any dispute regarding this Agreement, or interpretation thereof, shall be in Maricopa County, Arizona.
9.    Modification of Agreement: This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by the Employee, and an authorized representative of the Company.
10.    The Employee’s Representations: The Employee warrants that the Employee is over the age of eighteen (18) and competent to sign this Agreement; that in signing this Agreement the Employee is not relying on any statement or representation by the Company that is not contained in this Agreement, but is relying upon the Employee’s judgment and/or that of the Employee’s legal counsel and/or tax advisor; that the Agreement was signed knowingly and voluntarily without duress or coercion in any form; and that the Employee fully understands the same is a FULL and FINAL SETTLEMENT of any and all claims against Released Parties which have been or could have been asserted or on account or arising out of the Employee’s employment relationship with the Company or the actions of any of Released Parties. The Employee further represents and certifies that the Employee has been given a fair opportunity to review the terms of this Agreement and has determined that it is in the Employee’s best interest to enter into this Agreement.
11.    Drafting and Construction: This Agreement may not be construed in favor of or against either the Employee or the Company (each, a “Party”) on the grounds that said Party was less or more involved in the drafting process.
[SIGNATURES ON FOLLOWING PAGE]

ACCEPTED AND AGREED:

__________________________________    _______________________________
Daniel Urness                    Date

CAVCO INDUSTRIES, INC.

By: _______________________________

Its: _______________________________

Date: _______________________________